Exhibit 10.5

SECOND AMENDMENT TO FIRSTENERGY SOLUTIONS CORP.
2016 KEY EMPLOYEE RETENTION PLAN

This Amendment to the FirstEnergy Solutions Corp. 2016 Key Employee Retention Plan is adopted and effective as of December 1, 2017.
WHEREAS, FirstEnergy Solutions Corp. (the “Company”) adopted the 2016 Key Employee Retention Plan (the “Plan”), effective as of December 1, 2016, which provides eligible participants with a “KERP Payment” if they remain employed with the Company until November 30, 2018 subject to certain terms and conditions set forth in the Plan; and
WHEREAS, Company amended the Plan effective March 31, 2017; and
WHEREAS, Company wishes to again amend the Plan effective December 1, 2017 so that the KERP Payment for any KERP agreement (“KERP”) issued on or after December 1, 2017 shall be determined by multiplying the percentage set forth on Schedule A by the Participant’s salary as of when the KERP is issued, and will be prorated;
NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 4 (e) of the Plan is amended by deleting its current language and replacing it with the following:

e.
“KERP Payment” shall mean, in the case of any Participant, the amount set forth on Schedule A. Said amount will be determined by multiplying the percentage set forth on Schedule A by the Participant’s salary as of December 1, 2016. The amount for any KERP issued on or after December 1, 2017 for a newly Eligible Participant shall be determined by multiplying the percentage set forth on Schedule A by the Participant’s salary at the time the KERP is issued, but will be prorated by a percentage where the numerator is the number of months in which the Eligible Participant worked the majority of the month, from the date that the KERP was issued, through and including November, 2018, and the denominator is twenty-four (24). The amount for any KERP issued on or after December 1, 2017 for someone who is already an Eligible Participant, but is issued a new KERP due to a change in position such that the Company determines the amount should be modified, shall equal a prorated amount of their prior KERP and a prorated amount of the newly issued KERP, which will be calculated by multiplying the amount of their salary for their new position, by the percentage set forth on Schedule A.

2.
Schedule A of the Plan shall be amended by deleting the Plan’s current Schedule A and replacing it with the Schedule A attached hereto. Any additional Eligible Participants or increase in KERP amounts to an Eligible Participant shall be paid from the discretionary fund established in Section 8 (d) of the Plan.

FIRSTENERGY SOLUTIONS CORP.

_ /s/ Donald R. Schneider _
BY: Donald R. Schneider
TITLE: President and Chairman of the Board

FIRSTENERGY SERVICE COMPANY

__/s/ Charles E. Jones _
BY:    Charles E. Jones
TITLE:    President and Chief Executive Officer, FirstEnergy Corp.